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                                                                    EXHIBIT 24.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Fortune Petroleum Corporation:

We consent to the use of our report included herein and to the reference to our firm under the heading "experts" in the prospectus.

Our report dated March 10, 1995 except for Note 8 which is as of April 13, 1995, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net working capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG Peat Marwick LLP


Los Angeles, California
January 4, 1996

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                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
Fortune Petroleum Corporation:


We consent to the inclusion of our report dated December 20, 1995, with respect to the statements of revenues and direct operating expenses of the oil and gas property interests acquired from PetroFina S.A. for each of the years in the three-year period ended December 31, 1994.




Houston, Texas
January 4, 1996